Exhibit 21.1

LIST OF SUBSIDIARIES

As of December 29, 2006

Interline Brands, Inc.	New Jersey
Wilmar Financial, Inc.	Delaware
Wilmar Holdings, Inc.	Delaware
Glenwood Acquisition LLC	Delaware
Barnett of the Caribbean	Puerto Rico
Sexauer Ltd.	Ontario, Canada
AmSan LLC	Delaware
AmSan Disaster Relief Fund, Inc.	Delaware